Exhibit 10.5

BEAZER HOMES USA, INC.
AMENDED AND RESTATED
CORPORATE MANAGEMENT STOCK PURCHASE PROGRAM

Article 1 - Introduction

The Beazer Homes USA, Inc. Corporate Management Stock Purchase Program, originally adopted pursuant to the 1994 Stock Incentive Plan, is hereby amended and restated as set forth herein. The Amended and Restated Corporate Management Stock Purchase Program is adopted pursuant to the 1994 and 1999 Stock Incentive Plans and is governed by the terms of the 1999 Stock Incentive Plan, provided that Awards hereunder originally made pursuant to the 1994 Stock Incentive Plan will continue to be governed by the terms thereof. The purpose of the Program is to provide a mechanism in accordance with the terms of the 1999 Stock Incentive Plan for Beazer executives to acquire Company stock. This is accomplished by the Beazer executives deferring for a minimum of three years a portion or all of any cash bonus to which they are entitled and receiving an award of Restricted Stock Units at a discount in lieu thereof, thus aligning executives’ and shareholders’ interest in the Company as well as providing the executives with incentives of a discount on the stock and a tax deferral.

Article 2 - Definitions

2.1	Award - shall mean Restricted Stock Units granted under the Program.
2.2	Award Agreement - shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Program.
2.3	Award Date - shall mean the last business day of a Fiscal Year.
2.4	Beneficiary - shall mean a beneficiary or beneficiaries designated by Participant under Article 7.
2.5	Board - shall mean the Board of Directors of the Company.
2.6	Bonus - shall mean a bonus awarded under the incentive plan(s) in place for Beazer executives for a Fiscal Year.
2.7	Committee - shall mean the Stock Option and Incentive Committee or any other Committee of the Board designated by the Board to administer the Plan which shall consist of at least two members appointed from time to time by the Board. Each Committee member must qualify as an “outside director” as defined in the Treasury Regulation §1.162-27(e)(3) (or any successor rule) and, to the extent necessary to qualify Awards hereunder for exemption from the liability provisions of Rule 16b-3, a “non-employee director” as defined in Reg. §240.16b-3(b)(3) (or any successor rule) of the Securities Exchange Act of 1934.
2.8	Company - shall mean Beazer Homes USA, Inc. and its subsidiaries.
2.9	Cost - shall mean the amount actually paid for a Restricted Stock Unit.
2.10	Deferral Period - shall mean a period of time (expressed in whole months) of not less than thirty-six months and not greater than 119 months in length beginning on an Award Date specified with respect to Restricted Stock Units awarded on that Award Date. A Participant may elect on his/her Election Form delivered to the Company as required in Section 5.2, any Deferral Period with respect to Restricted Stock Units awarded to the first day of any month which is more than thirty-six months after the Award Date, but less than 120 months after the Award Date.
2.11	Discounted Cost - shall mean 80% of the Fair Market Value of a share of Common Stock on the Award Date.
2.12	Election Form - shall mean the form on which the Participant elects to defer a portion of his/her annual bonus and receive an Award.
2.13	Fair Market Value - shall mean the fair market value of any property (including, but not limited to, shares of Common Stock or other security) determined by a valuation method as established by the Committee from time to time. However, for purposes of the Program, the Fair Market Value of shares of Common Stock on any day on which shares of Common Stock are traded on the New York Stock Exchange (“NYSE”) or any other nationally recognized stock exchange or automated quotation system shall be the closing price of such shares of Common Stock as reported by the NYSE or such other exchange or quotation system.

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2.14	Fiscal Year - shall mean the fiscal year of the Company.
2.15	Participant - shall mean an executive participating in this Program.
2.16	Plan - shall mean the Beazer Homes USA, Inc. 1999 Stock Incentive Plan.
2.17	Program - shall mean this Beazer Homes USA, Inc. Amended and Restated Corporate Management Stock Purchase Program.
2.18	Restricted Stock Unit or RSU - shall mean a bookkeeping entry representing the right to receive a share of Common Stock at some future date. A holder of RSUs shall not be entitled to voting rights on any Shares to which the RSUs relate. The fair market value of an RSU on any date shall be deemed to be the Fair Market Value of a share of Common Stock on that date.
2.19	Subsidiary - shall mean a company at least 50% of whose issued and outstanding stock is owned directly or indirectly by the Company.

All capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Plan.

Article 3 - Administration

3.1	Power and Authority of the Committee. The Program shall be administered by the Committee. Subject to the express provisions of this Program, the Plan and applicable law, the Committee shall have complete discretion and authority with respect to the Program and its interpretation and application. Determination by the Committee shall be final and binding on all parties with respect to all matters relating to the Program.
3.2	Delegation. The Committee may delegate its powers and duties under the Program to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion and subject to the requirements of the Plan.

Article 4 - Eligibility

All employees of the Company and its Subsidiaries who participate in the incentive plan in place for Beazer executives shall be eligible to participate in the Program.

Article 5 - Purchases

5.1	General. Each Participant shall be entitled to elect to defer all or a portion of his/her Bonus on a pre-tax basis and receive an award of RSUs at some future date. The number of RSUs to be awarded to Participants shall be determined using the Discounted Cost of the Common Stock on the Award Date.
5.2	Purchases. For each Fiscal Year, each Participant may elect to receive all or a portion (in whole percentages) of his/her Bonus for that Fiscal Year as an award of RSUs (the “Discretionary Amount” and “Credited Amount”) by completing an Election Form. The Election Form shall provide that the Participant elects to receive RSUs in lieu of a specified portion of his/her Bonus. Each Election Form shall specify a Deferral Period with respect to the RSUs to which it pertains. Election Forms must be received by the Company no later than the last business day of the Fiscal Year immediately preceding the Fiscal Year for which such Bonus amount is earned and paid.

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5.3	Award of RSUs. The Company shall award RSUs to each Participant on the Award Date. Each Participant shall be credited with a whole number of RSUs determined by dividing (a) the amount of the Discretionary Amount to be received as an award of RSUs under paragraph 5.2 by (b) the Discounted Cost of a share of Common Stock on the Award Date. No fractional RSU will be credited and the amount equivalent in value to the fractional RSU will be paid out to the Participant currently in cash. An Award Agreement will be forwarded as soon as practicable after the Award Date.

Article 6 - Vesting and Payment of RSUs

6.1	Vesting. A Participant shall be fully vested in each RSU 36 months after the Award Date pertaining to that RSU provided that the Participant has remained an employee for that entire 36-month period.
6.2	Payment after Vesting. With respect to each vested RSU, the Company shall issue to the Participant one share of Common Stock (“Deferred Compensation Share”) as soon as practicable after the end of the Deferral Period specified in the Participant’s Award Agreement.
6.3	Payment Prior to Vesting. In the event the Participant does not remain an employee until the end of the 36-month period due to:
(a)	Termination for Cause (as defined in an Award Agreement), the Participant shall be entitled to receive from the Company payment in an aggregate amount equal to the lesser of (x) the Credited Amount, or (y) the Fair Market Value of the number of shares of Common Stock represented by the RSUs on the date of termination of the Participant;
(b)	Voluntary resignation or otherwise voluntarily terminating his/her employment with the Company or one of its Subsidiaries for any reason other than as the result of his or her death, “incapacity” (as defined in an Award Agreement) or retirement, the Participant shall receive from the Company payment in an aggregate amount equal to the lesser of (x) the Credited Amount, or (y) the Fair Market Value of the number of shares of Common Stock represented by the RSUs on the date of resignation or termination by Participant.
(c)	Termination by the Company for any reason other than “Cause”, Participant shall be entitled to receive from the Company: (i) the pro rata portion (the “Issuable Shares”) of the Deferred Compensation Shares which is the product of (x) the aggregate number of Deferred Compensation Shares into which the Credited Amount would be convertible at the end of the Deferral Period in accordance with the provisions of Article 6.2 hereof and (y) a fraction, the numerator of which is the number of whole months elapsed since the Award Date and the denominator of which is thirty-six (36); and (iii) in respect of the pro rata portion of the Credited Amount which is not converted into Issuable Shares (the “Remaining Credit”), payment is an aggregate amount equal to the lesser of (xx) the Remaining Credit, or (yy) the Fair Market Value, on the date of termination ofParticipant, of that number of Deferred Compensation Shares into which the Remaining Credit would have been converted in accordance with the provisions of Article 6.2 hereof.
(d)	Termination as the result of death, “incapacity” (as defined in an Award Agreement) or retirement, the Credited Amount shall be automatically converted, as of the date of such termination of Participant, into Deferred Compensation Shares in accordance with the provisions of Article 6.2 hereof.
(e)	Change of Control of the Company (as defined in an Award Agreement), the Credited Amount shall be automatically converted into Deferred Compensation Shares in accordance with the provisions of Article 6.2 hereof.

Article 7 - Designation of Beneficiary

A Participant may designate one or more Beneficiaries to receive payments or shares of Common Stock in the event of his/her death. A designation of Beneficiary shall apply to a specified percentage of a Participant’s entire interest in the Program. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of Beneficiary, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

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Article 8 - Amendment or Termination of Program

Subject to the requirements of the Plan, the Company reserves the right to amend or terminate the Program at any time, by action of the Board or a Committee delegated by the Board, provided that no such action shall adversely affect a Participant’s rights under the Program with respect to RSUs awarded and vested before the date of such action.

Article 9 - Miscellaneous Provisions

9.1	No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares of Common Stock under the Program to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Common Stock shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Common Stock as it deems appropriate.
9.2	Notices; Delivery of Stock Certificates. Any notice required or permitted to be given by the Company or the Committee pursuant to the Program shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Company. Delivery of stock certificates to persons entitled to receive them under the Program shall be deemed effected for all purposes when the Company or a share transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his/her last known address on file with the Company.
9.3	Nontransferability of Rights. During a Participant’s lifetime, any payment or issuance of shares under the Program shall be made to him/her. No RSU or other interest under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any Beneficiary under the Program to do so shall be void. No interest under the Program shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Beneficiary entitled thereto.
9.4	Obligations Unfunded and Unsecured. The Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Common Stock) for payment of any amounts or issuance of any shares of Company Stock hereunder. No Participant or other person shall have any interest in any particular assets of the Company (including Common Stock) by reason of the right to receive payment under the Program, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Program.
9.5	Effective Date of Amended and Restated Program. The Program, as amended and restated, shall become effective as of the date of its approval by the Board.
9.6	Incorporation of Plan. This Program description is qualified in its entirety by the Plan. Should there be any discrepancy between this description and the Plan, the terms of the Plan shall govern, excluding definitions that are specifically provided herein.

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